Exhibit 2.2

BRASIL TELECOM S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33 3 0029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Brasil Telecom S.A. (the “Company”), in compliance with CVM Official Letter No. 163/11 (OFÍCIO/CVM/SEP/GEA-4/N° 163/11), communicates that, on this date, it refiled the minutes of the Meeting of the Board of Directors of the Company held on August 17, 2011, through the IPE system, in order to include the voting manifestation presented by Board Member João Carlos de Almeida Gaspar.

Rio de Janeiro, August 23, 2011.

Alex Waldemar Zornig

Investor Relations Officer